Exhibit 99.1

WHITEWAVE FOODS REPORTS RECORD FIRST QUARTER 2015 RESULTS AND

INCREASES GROWTH & EARNINGS EXPECTATIONS FOR 2015

•	Total Net Sales Increased 10%; Constant Currency Net Sales Increased 13%

•	Adjusted Total Operating Income Increased 17%; Continued Operating Margin Expansion

•	Q1 2015 Adjusted Diluted Earnings per Share of $0.24, Excluding China Joint Venture Investments

•
Increasing FY 2015 Adjusted Diluted Earnings Per Share Guidance to $1.10 to $1.14, Excluding China Joint Venture Investments. Guidance Includes an Estimated $0.06 Foreign Exchange Impact, Resulting in Constant Currency Guidance of $1.16 to $1.20.

______________________________________________________________________________________________________
DENVER, Colo. - May 8, 2015 - The WhiteWave Foods Company (NYSE: WWAV) today reported record results for the first quarter ended March 31, 2015.

Financial Summary:	Three Months Ended March 31,
$ In millions, except EPS	2015	2014	% Change*

Total Net Sales
Reported	$911	$830	+10%
Constant Currency	$937	$830	+13%
Organic Constant Currency	$912	$830	+10%

Total Operating Income
Reported	$70	$54	+29%
Adjusted	$75	$64	+17%
Adjusted Constant Currency	$78	$64	+21%

Net Income
Reported	$33	$32	+3%
Adjusted	$39	$39	+0%
Adjusted, excluding China J.V.	$43	$40	+9%

Diluted Earnings per Share (EPS)
Reported	$0.19	$0.18	+2%
Adjusted	$0.22	$0.22	-1%
Adjusted, excluding China J.V.	$0.24	$0.22	+8%
Adjusted Constant Currency, excluding China J.V.	$0.25	$0.22	+12%

EBITDA
Adjusted	$109	$100	+8%
Adjusted, excluding China J.V.	$113	$102	+11%
*Certain change percentages may not recalculate using the rounded dollar amounts provided

WhiteWave reported first quarter 2015 adjusted diluted earnings per share of $0.24, excluding operating investments associated with its China joint venture. Including joint venture investments, WhiteWave reported first quarter 2015 adjusted diluted earnings per share of $0.22.

Net sales for first quarter 2015 were $911 million, a 10 percent increase from net sales of $830 million in first quarter 2014. These results were driven by strong growth across the Americas Foods & Beverages and the Europe Foods & Beverages segments and inclusion of the So Delicious Dairy Free® business that was acquired in fourth quarter 2014. On a constant currency basis, net sales increased 13 percent in first quarter 2015 over the same period in 2014. Excluding the results of So Delicious, organic constant currency net sales increased 10 percent in first quarter 2015 over the same period in 2014.

Adjusted operating income for first quarter 2015 increased 17 percent to $75 million, compared to $64 million in first quarter 2014. On a constant currency basis, adjusted operating income increased 21 percent in first quarter 2015 over the same period in 2014.

“The first quarter was a very strong start to the year as we delivered double-digit topline growth, strong operating performance and better-than-expected earnings per share of $0.24, even with higher levels of marketing investments, and an additional one cent reduction to our EPS in the quarter due to greater than expected currency headwinds,” said Gregg Engles, chairman and chief executive officer. “Our strong first quarter performance, along with enduring consumer tailwinds driving continued growth in our categories, are enabling us to increase our outlook for the year. We remain focused on delivering on all our growth initiatives in 2015.”

AMERICAS FOODS & BEVERAGES SEGMENT
WhiteWave’s Americas Foods & Beverages segment consists of three platforms: Plant-based Foods and Beverages, Coffee Creamers and Beverages, and Premium Dairy. In first quarter 2015, net sales for Americas Foods & Beverages were $641 million, an increase of 15 percent over first quarter 2014. Growth in the segment reflects double-digit sales growth in each platform, inclusive of So Delicious’ results. Excluding So Delicious, organic net sales in the segment increased 10 percent in first quarter 2015. Growth in the segment continues to be driven primarily by volume, aided by some pricing benefits primarily from the Premium Dairy platform. Adjusted operating income for Americas Foods & Beverages increased 14 percent to $75 million for first quarter 2015, compared to the same period in 2014. On a constant currency basis, adjusted operating income increased 19 percent in first quarter 2015 over first quarter 2014.

Americas Foods & Beverages Segment Summary
$ In millions	Three Months Ended March 31,
	2015	2014	% Change*
Reported Net Sales	$641	$559	+15%
Organic Net Sales	$616	$559	+10%

Reported Segment Operating Income	$74	$66	+12%
Adj. Segment Operating Income	$75	$65	+14%
Adj. Constant Currency Segment Op. Income	$78	$65	+19%
*Certain change percentages may not recalculate using the rounded dollar amounts provided

Plant-based Foods and Beverages
The Americas Plant-based Foods and Beverages platform includes Silk® almondmilk, soymilk, cashewmilk, coconutmilk, and dairy-free yogurts, as well as So Delicious dairy-free beverages, frozen desserts, and yogurts. Net sales for this platform increased 20 percent in first quarter 2015 compared to first quarter 2014. This growth was driven by increased volumes and the inclusion of So Delicious’ results. The nut-based subcategory of the plant-based beverage category increased 18 percent in first quarter 2015, driven by continued growth of almondmilk and the introduction of Silk Cashewmilk. Silk and So Delicious each hold the number one market positions in their respective subcategories within the plant-based category.

Coffee Creamers and Beverages
The Coffee Creamers and Beverages platform, includes coffee creamers and ready-to-drink beverages under the International Delight®, Dunkin Donuts®, Silk and So Delicious brands, as well as half and half dairy creamers under the LAND O LAKES® and Horizon Organic® brands. Net sales for this platform increased 11 percent in first quarter 2015 compared to first quarter 2014. Sales growth was primarily driven by increased volumes behind International Delight and Dunkin’ Donuts branded products, plant-based and half and half dairy creamers, and the addition of So Delicious creamer results. The shift of the majority of the Easter selling season into the first quarter also had a modest positive impact on results.

Premium Dairy
In Premium Dairy, which includes organic milk and dairy products, macaroni and cheese, and snacks under the Horizon Organic® brand, net sales increased 15 percent in first quarter 2015 compared to first quarter 2014. Sales were primarily driven by past pricing increases on organic milk and strength in other organic dairy products. Increased pricing drove the majority of the 8 percent growth in the organic milk category in the first quarter. Demand for organic milk remains high and management continues to anticipate 2015 growth in this platform to be primarily driven by price. Horizon Organic continues to have the number one market share position in the organic milk category.

AMERICAS FRESH FOODS SEGMENT
The Americas Fresh Foods segment consists of the Earthbound Farm® brand. Net sales for the segment decreased 4 percent in first quarter 2015 due to weather conditions impacting the supply of organic leafy greens throughout the first quarter, as well as a lower availability of fresh produce. Adjusted operating income for the segment was approximately the same in first quarter 2015 as first quarter 2014, reflecting cost structure improvements that have been implemented over the past year. Earthbound Farm continues to hold the leading share in the organic packaged salad category.

Americas Fresh Foods Segment Summary
$ In millions	Three Months Ended March 31,
	2015	2014	% Change*
Reported Net Sales	$140	$146	-4%

Reported Segment Operating Income	$8	$9	-9%
Adj. Segment Operating Income	$8	$9	0%
*Certain change percentages may not recalculate using the rounded dollar amounts provided

EUROPE FOODS & BEVERAGES SEGMENT
The Europe Foods & Beverages segment consists of a Plant-based Foods and Beverages platform sold primarily under the Alpro® brand. Net sales in the segment increased 23 percent on a constant currency basis and 4 percent on a reported basis in first quarter 2015 compared to first quarter 2014. Sales growth continues to be driven by volume growth across the entire

European product portfolio. Constant currency operating income in the segment increased 40 percent to $15 million for first quarter 2015, with operating margin expansion of approximately 110 basis points over first quarter 2014 on a constant currency basis due to continued scale leverage and the absence of a lower-margin meat alternatives business divested at the end of first quarter 2014.

Europe Foods & Beverages Segment Summary
$ In millions	Three Months Ended March 31,
	2015	2014	% Change*
Reported Net Sales	$131	$126	+4%
Constant Currency Net Sales	$154	$126	+23%

Reported Segment Operating Income	$14	$10	+38%
Constant Currency Segment Op. Income	$15	$10	+40%
*Certain change percentages may not recalculate using the rounded dollar amounts provided

“We continued to deliver very strong results in 2015, with double-digit topline growth that we leveraged into even higher levels of operating performance in the first quarter,” said Kelly Haecker, executive vice president and chief financial officer. “Despite additional currency headwinds and increased marketing investments, our solid consolidated operating performance resulted in Q1 earnings per share of $0.24, exceeding the high-end of our guidance by $0.02. Reflecting our strong first quarter results and the continued growth momentum we are expecting, we are increasing our sales, operating income and earnings per share guidance for full year 2015. We remain focused on driving growth in our businesses, and continuing to leverage our cost structure to further enhance our margins.”

FORWARD OUTLOOK
The company expects continued strong growth in 2015 and is increasing its full year outlook for net sales, adjusted operating income and adjusted diluted earnings per share. These increased expectations are in spite of continued strengthening of the U.S. dollar, which is expected to further lower adjusted diluted earnings per share by $0.01 due to currency translation of the Europe Foods & Beverages segment results, as well as the Canadian dollar based operations within the Americas Foods & Beverages segment.

Management is increasing its net sales percentage growth expectations for full year 2015 to low-teens on a constant currency basis, and low-double digits on a reported basis. For second quarter 2015, management expects net sales percentage growth in the low-teens on a constant currency basis, translating into high-single to low-double digits on a reported basis.

WhiteWave continues to expect strong adjusted operating income growth in 2015, with the highest levels of growth expected over the second half of the year, as a result of increased utilization rates, additional internal production capacity increases, further scale leverage, and increasing contributions from integration of the So Delicious acquisition. Management forecasts adjusted operating income percentage growth for second quarter 2015 to be high-teens to low-twenties on a constant currency basis, translating into low-teens percentage growth on a U.S. dollar reported basis, based on current foreign exchange rates. For full year 2015, management now expects adjusted operating income percentage growth in the low-twenties on a constant currency basis, converting into high-teens growth on a reported basis, based on current foreign exchange rates.

Interest expense is now forecasted to be approximately $54 million to $57 million in 2015, and approximately $14 million to $16 million in second quarter 2015. Our senior notes issuance in September 2014 is expected to continue to have an estimated $0.06 dilutive impact to full year 2015 adjusted diluted earnings per share, with an approximately $0.02 per share dilutive impact expected in second quarter 2015. Management continues to estimate its effective tax rate to be approximately 35 percent for 2015, with potential variability by quarter.

Management expects continued operating investments in its China joint venture to support the ongoing development of its plant-based beverages business in that region. The annual amount of such operating investments is expected to continue to be approximately $0.06 to $0.07 dilutive to the company’s full year 2015 adjusted diluted earnings per share, with an approximately $0.02 dilutive impact in second quarter 2015. The timing and amount of investments in 2015 may vary.

Based on these expectations and current foreign exchange rates, management is increasing its full year 2015 adjusted diluted earnings per share outlook to $1.16 to $1.20 on a constant currency basis, excluding the expected $0.06 to $0.07 per share operating investment in the China joint venture. On a U.S. dollar reported basis, excluding investments in the China joint venture, management is increasing its expectation for full year 2015 adjusted diluted earnings per share to $1.10 to $1.14, after an expected $0.06 dilutive impact from currency translation. Management’s current expected currency translation impact of $0.06 has been increased by $0.01 from its initial 2015 guidance.

For second quarter 2015, management expects constant currency adjusted diluted earnings per share of $0.25 to $0.27, excluding an approximately $0.02 per share investment in the China joint venture. On a U.S. dollar reported basis, management expects adjusted diluted earnings per share of $0.23 to $0.25 for second quarter 2015, based on current foreign exchange rates, excluding China joint venture investments.

2015 Updated Guidance Summary
	Second Quarter		Full Year
	Reported	Constant Currency	Reported	Constant Currency
Net Sales Growth	+ High-Single to Low-Double Digits %	+ Low-Teens %	+ Low-Double Digits %	+ Low-Teens %

Adjusted Total Operating Income Growth	+ Low-Teens %	+ High-Teens to Low-Twenties %	+ High-Teens %	+ Low-Twenties %

Adjusted Diluted EPS	$0.21 - $0.23	$0.23 - $0.25	$1.03 - $1.07	$1.09 - $1.13
China Joint Venture Impact	~$0.02	~$0.02	~$0.07	~$0.07

Adjusted Diluted EPS - Excluding China J.V.	$0.23 - $0.25	$0.25 - $0.27	$1.10 - $1.14	$1.16 - $1.20

Senior Notes Interest Impact	$0.02	$0.02	$0.06	$0.06
Interest Neutral Adj. Diluted EPS - Excl. China J.V.	$0.25 - $0.27	$0.27 - $0.29	$1.16 - $1.20	$1.22 - $1.26

Management continues to expect capital expenditures will be approximately $325 million to $350 million for full year 2015, due to investments in additional capacity, a new research and development facility and to support future growth. Timing of capital projects may vary and affect the amount of investments made in 2015.

CONFERENCE CALL WEBCAST
A live presentation webcast of WhiteWave’s financial results and outlook will be held at 10:00 am Eastern time today, May 8, 2015, and may be heard by visiting the “events and presentation” section of WhiteWave’s investor relations website at www.whitewave.com/investors. The webcast replay will be available for approximately 45 days. A slide presentation and schedule reconciling GAAP to non-GAAP financial information will be available on our website and will accompany the webcast.

ABOUT THE WHITEWAVE FOODS COMPANY
The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products and organic produce throughout North America and Europe. The Company also holds a 49% ownership interest in a joint venture that manufactures, markets, distributes, and sells branded plant-based beverages in China. WhiteWave is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly-produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk® and So Delicious® plant-based foods and beverages, International Delight® and LAND O LAKES®* coffee creamers and beverages, Horizon Organic® premium dairy products and Earthbound Farm® organic salads, fruits and vegetables. Its popular plant-based foods and beverages brands in Europe include Alpro® and Provamel®, and its plant-based beverages in China are sold under the Silk ZhiPuMoFang® brand. To learn more about WhiteWave, visit www.whitewave.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements under the heading “Forward Outlook” and statements relating to, among other things, projections of net sales, operating income, net income and earnings per share, on a GAAP, adjusted and constant currency basis during 2015, our innovation plans, the success of our cost improvement and margin expansion initiatives, anticipated profit growth and margin expansion, the expected financial impact of our acquisition of So Delicious, the expected impact and timing of additional investments in our joint venture in China, and other statements that begin with words such as “believe,” “expect,” “estimates,” “intend,” “forecasts,” “projects” or “anticipate.” These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Financial projections are based on a number of assumptions, and actual results could be materially different than projected if those assumptions are erroneous. The company’s ability to meet targeted financial and operating results depend on a variety of economic, competitive, and governmental factors, including raw material availability and costs, the demand for the company’s products and the company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the company’s control and which are described in the company’s 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015 and in our quarterly reports on Form 10-Q. The company’s ability to profit from its branding initiatives depends on a number of factors, including consumer acceptance of the company’s products. Our growth plans depend, in part, on our ability to innovate successfully and on a cost-effective basis. Our financial outlook for the second quarter and full year 2015 may be impacted by our ability or inability to effectively integrate and operate our So Delicious business acquired on October 31, 2014, and the amount of our future additional investments in our joint venture in China and expectations for sales and profits or losses in the joint venture. The company’s expected operating income growth will depend in part on its ability to cost effectively expand capacity. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

EXPLANATION OF NON-GAAP FINANCIAL MEASURES
In addition to the results prepared in accordance with GAAP, we have presented certain non-GAAP financial measures, including adjusted financial information for the periods presented, such as operating income, EBITDA, net income and diluted earnings per share. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments eliminate certain costs and benefits, including corporate costs associated with equity awards granted to certain of our executive officers, employees and directors in conjunction with the company’s initial public offering in October 2012 (the “IPO Grants”), non-recurring transaction and integration costs related to acquisitions and other investments, non-recurring transition costs related to our separation from Dean Foods Company, asset disposal and exit costs, and subsequent adjustments, in connection with the 2013 sale of a dairy farm and 2014 sale of a soy-based meats alternative business located in the Netherlands, non-cash income or expense related to mark-to-market adjustments on interest rate and commodity hedges, debt issuance costs, and costs incurred to manage, and losses incurred on our investment in the China joint venture. These adjustments are intended to provide greater transparency of underlying profit trends and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in making financial and operating decisions and evaluating the company’s performance. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, the company’s results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below and may be found in a reconciliation schedule posted on the Investor Relations section of the company’s website.

Basis of Presentation
Certain financial measures in this release are presented on a non-GAAP basis that includes an organic basis, a constant currency basis and on an adjusted basis.

Organic Results
Results presented on an organic basis exclude the operations of the So Delicious business that was acquired on October 31, 2014.

Constant Currency Results
The company determines its constant currency results by dividing or multiplying, as appropriate, the current period local currency results by the currency exchange rates used to translate the company’s financial results in the prior period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior period.

Adjusted Results
Segment financial results for the first quarter 2014 and 2015 in the Americas Foods & Beverages segment are adjusted to exclude the expense related to the mark-to-market adjustment on commodity hedges, non-recurring integration costs related to acquisitions and asset disposal and exit costs, as applicable. Segment financial results for first quarter 2015 in the Americas Fresh Foods segment are adjusted to exclude the expense related to non-recurring integration costs. All other adjustments relate to corporate and other items. See reconciliations at the end of this release for further details and for reconciliations of the non-GAAP measures to GAAP.

CONTACTS
Investor Relations:
Dave Oldani
+1 (303) 635-4747
Media:
Molly Keveney
+1 (303) 635-4529

The WhiteWave Foods Company
Consolidated Statements of Income
(Unaudited, GAAP Basis)

	Three months ended March 31,
	2015	2014
	(In thousands, except share and per share data)

Net sales	$911,142	$830,223
Cost of goods sold	602,567	557,009
Gross profit	308,575	273,214
Operating expenses:
Selling, distribution, and marketing	167,761	147,391
General and administrative	70,744	72,286
Asset disposal and exit costs	—	(648)
Total operating expenses	238,505	219,029
Operating income	70,070	54,185
Other expense:
Interest expense	8,667	5,722
Other expense, net	3,801	808
Total other expense	12,468	6,530
Income before income taxes	57,602	47,655
Income tax expense	20,182	15,295
Income before loss in equity method investments	37,420	32,360
Loss in equity method investments	4,073	—
Net income	$33,347	$32,360

Weighted-average common shares:
Basic	174,693,383	173,623,354
Diluted	179,152,184	176,763,409

Net income per share:
Basic	$ 0.19	$ 0.19
Diluted	$ 0.19	$ 0.18

The WhiteWave Foods Company
Consolidated Balance Sheets
(Unaudited, GAAP Basis)

	March 31, 2015	December 31, 2014
	(In thousands)
ASSETS
Cash and cash equivalents	$30,940	$50,240
Trade receivables, net of allowance	212,348	192,692
Inventories	223,292	215,669
Deferred income taxes	29,585	30,263
Income tax receivable	6,123	14,455
Prepaid expenses and other current assets	34,130	35,868
Total current assets	536,418	539,187
Equity method investments	38,625	43,160
Property, plant, and equipment, net	1,021,430	993,207
Identifiable intangible and other assets, net	717,061	729,011
Goodwill	1,051,347	1,068,276
Total Assets	$3,364,881	$3,372,841

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$447,080	$469,764
Current portion of debt and capital lease obligations	21,177	21,158
Income tax payable	2,400	496
Total current liabilities	470,657	491,418
Long-term debt and capital lease obligations	1,506,888	1,495,822
Deferred income taxes	266,461	267,010
Other long-term liabilities	42,057	42,104
Total Liabilities	2,286,063	2,296,354

Common stock	1,751	1,744
Additional paid-in capital	890,469	878,549
Retained earnings	290,659	257,312
Accumulated other comprehensive loss	(104,061)	(61,118)
Total Shareholders' Equity	1,078,818	1,076,487
Total Liabilities and Shareholders' Equity	$3,364,881	$3,372,841

The WhiteWave Foods Company
Consolidated Statements of Cash Flows
(Unaudited, GAAP Basis)

	Three months ended March 31,
	2015	2014
	(In thousands)
Operating Activities
Net income	$33,347	$32,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,530	27,133
Share-based compensation expense	12,796	9,625
Amortization of debt issuance costs	1,015	724
Loss in equity method investments	4,073	—
Other adjustments	6,368	1,766
Net change in operating assets and liabilities, net of acquisition	(20,713)	(4,017)
Net cash provided by operating activities	64,416	67,591

Investing Activities
Investment in equity method investments	—	(47,285)
Payments for acquisitions, net of cash acquired of $0 and $5,638	346	(603,373)
Payments for property, plant, and equipment	(91,703)	(65,017)
Proceeds from sale of fixed assets	1,589	49
Net cash used in investing activities	(89,768)	(715,626)

Financing Activities
Proceeds from the issuance of debt	—	500,000
Other debt related activity	11,085	107,537
Other financing activities	(915)	(2,476)
Net cash provided by financing activities	10,170	605,061
Effect of exchange rate changes on cash and cash equivalents	(4,118)	468
Decrease in cash and cash equivalents	(19,300)	(42,506)
Cash and cash equivalents, beginning of period	50,240	101,105
Cash and cash equivalents, end of period	$30,940	$58,599

The WhiteWave Foods Company
GAAP to Non-GAAP Reconciliation
(Unaudited)

	Three months ended March 31, 2015					Three months ended March 31, 2014
	GAAP	Adjustments		Adjusted		GAAP	Adjustments		Adjusted
	(In thousands, except share and per share data)

Total net sales	$911,142	$—		$911,142		$830,223	$—		$830,223
Cost of goods sold	602,567	233	(a)	602,800		557,009	—		557,009
Gross profit	308,575	(233)		308,342		273,214	—		273,214
Operating expenses:
Selling, distribution, and marketing	167,761	590	(a)	168,351		147,391	—		147,391
General and administrative	70,744	(5,503)	(b)	65,241		72,286	(10,561)	(b)	61,725
Asset disposal and exit costs	—	—		—		(648)	648	(c)	0
Total operating expenses	238,505	(4,913)		233,592		219,029	(9,913)		209,116
Operating income	70,070	4,680		74,750		54,185	9,913		64,098
Other expense:
Interest expense	8,667	—		8,667		5,722	—		5,722
Other expense, net	3,801	(3,801)	(d)	—		808	(802)	(d)	6
Total other expense	12,468	(3,801)		8,667		6,530	(802)		5,728
Income before income taxes	57,602	8,481		66,083		47,655	10,715		58,370
Income tax expense	20,182	2,881	(e)	23,063		15,295	4,317	(e)	19,612
Income before loss in equity method investments	37,420	5,600		43,020		32,360	6,398		38,758
Loss in equity method investments	4,073	—		4,073		—	—		—
Net income	$33,347	$5,600		$38,947		$32,360	$6,398		$38,758
Earnings per Share:
Basic				$0.22					$0.22
Diluted				$0.22					$0.22
Weighted-Average Common Shares:
Basic				174,693,383					173,623,354
Diluted				179,152,184					176,763,409

Adjusted net income excluding China joint venture activities:
Adjusted net income				38,947					38,758
Corporate related joint venture expenses, net of tax				279	(f)				753	(f)
Loss in China joint venture equity method investment				3,939	(g)				—	(g)
Adjusted net income excluding China joint venture activities				$43,165					$39,511

Adjusted earnings per share excluding China joint venture activities:
Basic				$0.25					$0.23
Diluted				$0.24					$0.22

The WhiteWave Foods Company
GAAP to Non-GAAP Reconciliation
(Unaudited)

	Three months ended March 31, 2015				Three months ended March 31, 2014
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
	(In thousands)				(In thousands)
Income statement amounts by segment:
Total net sales
Americas Foods & Beverages	$640,726	$—		$640,726	$558,510	$—		$558,510
Americas Fresh Foods	139,648	—		139,648	146,091	—		146,091
Europe Foods & Beverages	130,768	—		130,768	125,622	—		125,622
Total	$911,142	$—		$911,142	$830,223	$—		$830,223

Operating income
Americas Foods & Beverages	73,942	842	(a)(b)	74,784	66,037	(648)	(c)	65,389
Americas Fresh Foods	7,763	726	(b)	8,489	8,537	—		8,537
Europe Foods & Beverages	14,364	—		14,364	10,397	—		10,397
Total consolidated segment operating income	96,069	1,568		97,637	84,971	(648)		84,323
Corporate and other	(25,999)	3,112	(b)	(22,887)	(30,786)	10,561	(b)	(20,225)
Total operating income	$70,070	$4,680		$74,750	$54,185	$9,913		$64,098

The WhiteWave Foods Company
Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA
(Unaudited)

	Three months ended March 31,
	2015		2014
	(In thousands)
Net income	$33,347		$32,360
Interest expense, net	8,667		5,722
Income tax expense	20,182		15,295
Depreciation and amortization	27,530		27,133
EBITDA	$89,726		$80,510
Transaction, asset disposal & transition costs	2,491	(b)	6,643	(b)(c)
Mark to market adjustments on economic hedge losses	2,979	(a)(d)	802	(d)
IPO grants & non-cash stock-based compensation	13,605	(b)(h)	12,432	(b)(h)
Adjusted EBITDA	$108,801		$100,387

Corporate related joint venture expenses	$429	(f)	$1,124	(f)
Loss in equity method investments	3,939	(g)	—	(g)
Adjusted EBITDA excluding joint venture activities	$113,169		$101,511

The adjusted results differ from WhiteWave’s results under GAAP due to the following:

(a)	The adjustment reflects elimination of the income related to the mark-to-market adjustment on commodity hedges.

•	($0.8) million for the three months ended March 31, 2015.

(b)	The adjustment reflects:

i.	Elimination of stock compensation expense for the IPO grants.

•	$3.0 million for the three months ended March 31, 2015.

•	$3.3 million for the three months ended March 31, 2014.

ii.	Elimination of non-recurring transaction and integration costs related to acquisitions and other investments.

•	$2.5 million ($1.7 million for Americas Foods & Beverages, $0.7 million for Americas Fresh Foods, $0.1 million for Corporate) for the three months ended March 31, 2015.

•	$7.2 million (for Corporate) for the three months ended March 31, 2014.

iii.	Elimination of non-recurring transition costs related to the separation from Dean Foods Company.

•	$0.1 million for the three months ended March 31, 2014.

(c)	The adjustment reflects elimination of asset disposal and exit costs and subsequent adjustments.

i.	Elimination of the non-cash write-down of the assets of the dairy farm located in Idaho.

•	($0.4) million for the three months ended March 31, 2014.

ii.	Elimination of the restructuring costs in connection with the sale of the dairy farm in Idaho.

•	($0.2) million for the three months ended March 31, 2014.

(d)	The adjustment reflects elimination of the expense related to the mark-to-market adjustment on interest rate hedges.

•	$3.8 million for the three months ended March 31, 2015.

•	$0.8 million for the three months ended March 31, 2014.

(e)	Income tax in the adjustments columns represent the adjustment to income tax expense required to arrive at an adjusted effective tax rate on adjusted income before taxes.

(f)	The adjustment reflects the elimination of costs incurred to manage our China Joint Venture investment.

•	$0.4 million ($0.3 million, net of tax) for the three months ended March 31, 2015

•	$1.1 million ($0.8 million, net of tax) for the three months ended March 31, 2014.

(g)	The adjustment reflects the elimination of the loss incurred on the investment in the China Joint Venture.

•	$3.9 million for the three months ended March 31, 2015.

(h)	The adjustment reflects non-cash related stock-based compensation expense, excluding amounts already included in IPO grants.

•	$10.6 million for the three months ended March 31, 2015.

•	$9.1 million for the three months ended March 31, 2014.